Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

BOCA RATON, Fla., February 28, 2012 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services that helps customers save time, today announced results for the fiscal quarter and full year ending December 31, 2011.

FOURTH QUARTER RESULTS 1

Total Company sales for the fourth quarter of 2011 were approximately $3.0 billion, essentially flat compared to the fourth quarter of 2010. Excluding sales related to dispositions and a deconsolidation in the fourth quarter of 2010, an acquisition in the first quarter of 2011, and the impact of a 53rd week in fiscal 2011, constant currency sales in the fourth quarter of 2011 were $2.8 billion, a decrease of 4% compared to the same period in the prior year.

The Company reported net earnings, after preferred stock dividends, of $12 million or $0.04 per diluted share in the fourth quarter of 2011, compared to a loss of $109 million or $0.39 per share in the fourth quarter of 2010.

•	Fourth quarter 2011 results included approximately $23 million of charges primarily related to restructuring activities and actions to improve future operating performance.

•	Fourth quarter 2011 results also included a $24 million tax benefit related to the reversal of an uncertain tax position accrual and the release of a valuation allowance.

•	Excluding charges and tax benefits, net earnings, after preferred stock dividends, would have been $8 million or $0.03 per share in the fourth quarter of 2011.

•

Fourth quarter 2010 results included charges totaling $87 million and a $6 million tax benefit that, after tax, negatively impacted earnings by $0.29 per share. The charges were related to restructuring actions, asset impairment and asset sales.

“Fourth quarter 2011 results were encouraging despite a slow economic recovery in the U.S. and increasing business pressures across Europe,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “I’m pleased with both the traction we’re getting in improving our North American businesses and the restructuring actions being taken in the International Division. I believe that our results are a testament to our improving execution across the enterprise and our focus on fewer initiatives.”

[1]

Includes non-GAAP information. Fourth quarter and full year results for both 2010 and 2011 include charges from restructuring and business process improvement activities. Fourth quarter and full year results for 2011 also include benefits from the reversal of tax accruals for uncertain tax positions and release of a valuation allowance. The full year 2010 also includes significant tax and interest benefits from tax settlements. Additional information is provided in our Form 10-K for the fiscal year ending December 31, 2011. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

Gross profit margin increased approximately 170 basis points in the fourth quarter of 2011 compared to the prior year period, with increases recognized in all three divisions.

Total Company operating expenses decreased $34 million in the fourth quarter of 2011, when compared with the prior year period. Total Company operating expenses in the fourth quarter of 2011, when adjusted for charges, would have increased by $30 million compared with the prior year period. The 53rd week added approximately $41 million of additional operating expense in the fourth quarter of 2011 compared with one year ago.

Earnings, before interest and taxes, adjusted for charges, were $47 million in the fourth quarter of 2011, compared to $26 million in the prior year period.

The effective tax rate for the fourth quarter of 2011 was negative 111% compared to 28% for the same period in 2010. The effective tax rate for the fourth quarter of 2011 includes tax benefits of $24 million from the reversal of an uncertain tax position and the release of a valuation allowance.

The Company generated free cash flow of $139 million in the fourth quarter of 2011 versus a use of $28 million in the prior year period.

FOURTH QUARTER DIVISION RESULTS

North American Retail Division

Sales in the North American Retail Division were $1.2 billion in the fourth quarter of 2011, flat versus the prior year. The 53rd week added approximately $78 million to fourth quarter 2011 sales. Same store sales in the fourth quarter of 2011 from the 1,107 stores that have been open for more than one year decreased 5%.

The majority of the same store sales decline during the fourth quarter of 2011 was the direct result of the Division’s strategy to be less promotional during the holiday period in order to deliver improved profitability. Sales of office essentials, writing instruments, and cleaning and break room products in the fourth quarter of 2011 were all positive versus prior year. In the technology category, strong sales in tablets could not offset a higher than expected decline in sales of computers and related products. Excluding sales of computers and related products, Division same stores sales would have been positive in the fourth quarter of 2011 versus the prior year period. Services remained strong with Copy and Print Depot sales increasing high single-digits and producing positive same store sales for the eighth consecutive quarter. Furniture category sales were down slightly in the fourth quarter of 2011 versus the prior year period as a result of being less promotional during the holiday period. North American Retail’s average order value was slightly negative in the fourth quarter of 2011 and customer transaction counts declined approximately 4% compared to the same period last year.

The North American Retail Division reported an operating profit of approximately $32 million in the fourth quarter of 2011, compared to approximately $16 million in the same period of 2010. The significant year-over-year increase in operating profit reflects approximately 300 basis points of gross margin improvement, including improved product margins from a higher sales mix of supplies, better promotional management and lower property costs. Overall profitability also benefited from the favorable impact of the 53rd week and reduced advertising expense during the fourth quarter of 2011. These benefits were partially offset by the negative flow-through effect of lower sales, higher operating expenses incurred to fund key initiatives and higher variable-based pay in the fourth quarter of 2011 versus prior year.

At the end of the fourth quarter of 2011, Office Depot operated 1,131 stores in the U.S. and Puerto Rico. The Division opened one new store and closed two during the fourth quarter of 2011.

North American Business Solutions Division

Sales in the North American Business Solutions Division were $832 million in the fourth quarter of 2011, a 4% increase compared to the prior year. After considering the 53rd week’s positive sales impact of approximately $34 million, sales in the fourth quarter of 2011 would have been flat versus the prior year.

Sales in the Direct channel were up 5% versus last year, including the impact of the 53rd week. While the average order value was up slightly year-over-year on a percentage basis in the fourth quarter of 2011, customer transaction counts were down a similar amount. Within the Contract channel, sales were up 4% in the fourth quarter of 2011 versus last year, including the impact of the 53rd week. Sales to large accounts increased high single-digits in the fourth quarter of 2011 versus the same period of the prior year, including the impact of the 53rd week, due to successful large customer acquisitions in the second half of the year. The Contract channel’s average order value was slightly down in the fourth quarter of 2011 versus one year ago while customer transaction counts were positive. The Division reported positive year-over-year sales growth in seating, printers, Copy and Print, and cleaning and break room supplies. While supplies sales, including paper, ink and toner, were lower versus the same period last year, the rate of decline sequentially improved for most of the products within the supplies category.

The North American Business Solutions Division reported operating profit of approximately $45 million in the fourth quarter of 2011, compared to $37 million in the same period of the prior year. This increase in operating profit reflects a 70 basis point gross margin increase and lower advertising expenses, partially offset by higher supply chain expenses and overhead, mainly due to the impact of the 53rd week in 2011, and higher variable-based pay in the fourth quarter of 2011 versus prior year. Overall, the 53rd week had a relatively neutral impact on operating profit in the fourth quarter of 2011.

International Division

Sales in the International Division were $901 million in the fourth quarter of 2011, a decrease of 3% in both U.S. dollars and in constant currencies compared to the prior year. Excluding the revenue impact from the 2010 dispositions and deconsolidation, and 2011 acquisition, constant currency sales were flat in the fourth quarter of 2011 versus the same period one year ago. The 53rd week added approximately $28 million to fourth quarter 2011 sales.

European Contract channel sales increased in the fourth quarter of 2011 with growth in the U.K. and Germany, partially offset by weakness in other regions. Despite the macroeconomic pressures in Europe, the acquisition of several public sector and large key accounts, and sales growth in key customer verticals, contributed to the improved overall Contact channel sales performance. Fourth quarter 2011 sales in the European Direct channel were lower than the same period one year ago. Excluding sales from the Division’s business in Israel that was divested in 2010 and the 2011 acquisition in Sweden, fourth quarter 2011 sales in the European Retail channel would have increased compared to prior year. In Asia, the Contract channel reported an increase in year-over-year sales in the fourth quarter of 2011, excluding the sale of the Division’s business in Japan and the deconsolidation of the India joint venture late in 2010.

The International Division reported fourth quarter 2011 operating profit of approximately $33 million, compared to $21 million reported in the same period the prior year. Included in these measures of Division operating profit are approximately $15 million of charges related to business restructuring actions and process improvement activities in the fourth quarter of 2011, and approximately $23 million of charges in 2010. Excluding charges, the operating profit increase in the fourth quarter of 2011 versus the prior year would have been driven primarily by a 100 basis point increase in gross margin and a reduction in operating expenses, partially offset by the negative flow-through impact of lower sales, several favorable one-time items recorded in the same period last year, and the unfavorable impact of the 53rd week.

The movement in exchange rates had a relatively neutral impact on International Division operating profit in the fourth quarter of 2011 compared to the same period in 2010.

FULL YEAR RESULTS 1

Full year 2011 sales were $11.5 billion, a decrease of 1% from the prior year. Excluding sales related to dispositions and deconsolidation in the fourth quarter of 2010, an acquisition in the first quarter of 2011, and the impact of a 53rd week in fiscal 2011, constant currency sales for 2011 decreased 3% compared to the same period in the prior year.

The Company reported net earnings, after preferred stock dividends, of $60 million or $0.22 per diluted share for the full year 2011, compared to a loss of $82 million or $0.30 per diluted share for full year 2010. Adjusted for charges and certain tax benefits, the net loss, after preferred stock dividends, would have been $8 million or $0.03 per diluted share for full year 2011, compared to a loss of $39 million or $0.14 per diluted share in 2010.

Total Company operating expenses decreased $2 million for full year 2011, when compared with the prior year period. Total Company operating expenses for full year 2011, when adjusted for charges, would have increased by $29 million compared with the prior year period. The 53rd week added approximately $41 million of additional operating expense for full year 2011 compared with one year ago.

Earnings, before interest and taxes, adjusted for charges, were $122 million for full year 2011, compared to $84 million the prior year.

Capital expenditures for 2011 were $130 million and are estimated to be about $160 million in 2012 to fund ongoing maintenance and other investments needed to drive the Company’s strategic plan.

The Company generated free cash flow of $69 million for the full year 2011, an increase of $36 million versus the prior year.

Other Matters

On February 17, 2012, Office Depot announced that it had commenced a cash tender offer to purchase up to $250 million aggregate principal amount of its outstanding 6.25% Senior Notes due 2013. The tender offer is scheduled to expire at midnight, New York City time, on March 16, 2012, unless extended or earlier terminated.

At the end of the fourth quarter of 2011, the Company had $734 million of availability under the Amended Credit Agreement and $571 million in cash and cash equivalents on hand, for a total of $1.3 billion in available liquidity.

Additional information on the Company’s full year results can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2012. Additional information on the Company’s fourth quarter and full year results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Office Depot, dedicated to helping customers save time and money, provides office supplies and services through 1,677 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, and employs about 39,000 associates in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 25,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$570,681	$627,478
Receivables, net of allowances of $19,671 in 2011 and $28,047 in 2010	862,831	963,787
Inventories	1,146,974	1,233,657
Prepaid expenses and other current assets	163,646	203,020

Total current assets	2,744,132	3,027,942
Property and equipment, net	1,067,040	1,157,013
Goodwill	61,899	19,431
Other intangible assets	35,223	21,840
Deferred income taxes	47,791	33,319
Other assets	294,899	309,892

Total assets	$4,250,984	$4,569,437

Liabilities and stockholder’s equity
Current liabilities:
Trade accounts payable	$993,636	$1,080,276
Accrued expenses and other current liabilities	1,010,011	1,188,233
Income taxes payable	7,389	2,568
Short-term borrowings and current maturities of long-term debt	36,401	72,368

Total current liabilities	2,047,437	2,343,445
Deferred income taxes and other long-term liabilities	452,313	514,218
Long-term debt, net of current maturities	648,313	659,820

Total liabilities	3,148,063	3,517,483

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $377,729 in 2011 and $368,516 in 2010	363,636	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock – authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 286,430,567 in 2011 and 283,059,236 in 2010	2,864	2,831
Additional paid-in capital	1,138,542	1,161,409
Accumulated other comprehensive income	194,522	223,807
Accumulated deficit	(539,124)	(634,818)
Treasury stock, at cost – 5,915,268 shares in 2011 and 2010	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	739,071	695,496
Noncontrolling interest	214	479

Total stockholders’ equity	739,285	695,975

Total liabilities and stockholders’ equity	$4,250,984	$4,569,437

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 31,	December 25,	December 31,	December 25,
	2011	2010	2011	2010
Sales	$2,969,695	$2,961,932	$11,489,533	$11,633,094
Cost of goods sold and occupancy costs	2,070,509	2,114,397	8,063,087	8,275,957

Gross profit	899,186	847,535	3,426,446	3,357,137
Store and warehouse operating and selling expenses	690,903	685,962	2,704,073	2,684,301
Other asset impairments	—	51,295	—	51,295
General and administrative expenses	196,011	183,789	688,619	658,832

Operating profit (loss)	12,272	(73,511)	33,754	(37,291)
Other income (expense):
Interest income	73	1,170	1,231	4,663
Interest expense	(13,711)	(18,042)	(33,223)	(58,498)
Loss on extinguishment of debt	—	—	—	—
Miscellaneous income (expense), net	10,988	12,482	30,857	34,451

Earnings (loss) before income taxes	9,622	(77,901)	32,619	(56,675)
Income tax expense (benefit)	(10,726)	22,026	(63,072)	(10,470)

Net earnings (loss)	20,348	(99,927)	95,691	(46,205)
Less: Net income (loss) attributable to the noncontrolling interest	(2)	(516)	(3)	(1,582)

Net earnings (loss) attributable to Office Depot, Inc.	20,350	(99,411)	95,694	(44,623)
Preferred stock dividends	8,066	9,215	35,705	37,113

Income (loss) available to common shareholders	$12,284	$(108,626)	$59,989	$(81,736)

Earnings (loss) per share
Basic	$0.04	$(0.39)	$0.22	$(0.30)
Diluted	$0.04	$(0.39)	$0.22	$(0.30)
Weighted average number of common shares outstanding:
Basic	278,789	276,474	277,918	275,557
Diluted	278,789	276,474	277,918	275,557

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	2011	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$95,691	$(46,205)	$(598,724)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	211,410	208,319	224,115
Charges for losses on inventories and receivables	56,200	57,824	80,178
Net earnings from equity method investments	(31,426)	(30,635)	(30,579)
Dividends received	25,016	—	13,931
Other asset impairments	—	51,295	26,175
Compensation expense for share-based payments	13,895	20,840	33,316
Deferred income taxes and valuation allowances on deferred tax assets	(14,999)	15,551	325,886
Loss (gain) on disposition of assets	4,420	8,709	7,655
Other operating activities	19,937	11,501	7,199
Changes in assets and liabilities:
Decrease (increase) in receivables	99,927	60,273	126,131
Decrease (increase) in inventories	53,902	(87,724)	37,583
Net decrease (increase) in prepaid expenses and other assets	25,754	2,522	28,165
Net increase (decrease) in accounts payable, accrued expenses and other long-term liabilities	(360,060)	(69,144)	15,408

Total adjustments	103,976	249,331	895,163

Net cash provided by operating activities	199,667	203,126	296,439

Cash flows from investing activities:
Capital expenditures	(130,317)	(169,452)	(130,847)
Acquisitions, net of cash acquired, and related payments	(72,667)	(10,952)	—
Purchase of assets held for sale and sold		—	—
Proceeds from disposition of assets and other	8,117	35,393	150,131
Restricted cash	(8,800)	(46,509)	—
Release of restricted cash	46,509	—	6,037

Net cash provided by (used in) investing activities	(157,158)	(191,520)	25,321

Cash flows from financing activities:
Net proceeds from employee share-based transactions	254	1,011	35
Advance received	8,800	—	—
Payment for non-controlling interests	(1,262)	(21,786)	—
Debt issuance costs	(9,945)	(4,688)	—
Proceeds from issuance of redeemable preferred stock, net	—	—	324,801
Dividends on redeemable preferred stock	(36,852)	(27,639)	—
Proceeds from issuance of borrowings	9,598	52,488	24,321
Payments on long- and short-term borrowings	(69,169)	(30,284)	(175,863)

Net cash provided by (used in) financing activities	(98,576)	(30,898)	173,294

Effect of exchange rate changes on cash and cash equivalents	(730)	(13,128)	9,099

Net increase (decrease) in cash and cash equivalents	(56,797)	(32,420)	504,153
Cash and cash equivalents at beginning of period	627,478	659,898	155,745

Cash and cash equivalents at end of period	$570,681	$627,478	$659,898

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q4 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$899.2	30.3%	$(1.0)	$900.2	30.3%
Operating expenses	$886.9	29.9%	$22.5	$864.4	29.1%
Operating profit (loss)	$12.3	0.4%	$(23.5)	$35.8	1.2%
Net earnings (loss) available to common shareholders	$12.3	0.4%	$3.8	$8.5	0.3%

Diluted earnings (loss) per share	$0.04		$0.01	$0.03

Q4 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$847.5	28.6%	$—	$847.5	28.6%
Operating expenses	$921.0	31.1%	$86.9	$834.1	28.2%
Operating profit (loss)	$(73.5)	(2.5)%	$(86.9)	$13.4	0.5%
Net earnings (loss) available to common shareholders	$(108.6)	(3.7)%	$(80.9)	$(27.7)	(0.9)%

Diluted earnings (loss) per share	$(0.39)		$(0.29)	$(0.10)

YTD 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$3,426.4	29.8%	$(1.5)	$3,427.9	29.8%
Operating expenses	$3,392.7	29.5%	$56.2	$3,336.5	29.0%
Operating profit (loss)	$33.7	0.3%	$(57.7)	$91.4	0.8%
Net earnings (loss) available to common shareholders	$60.0	0.5%	$68.5	$(8.5)	(0.1)%

Diluted earnings (loss) per share	$0.22		$0.25	$(0.03)

YTD 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$3,357.1	28.9%	$—	$3,357.1	28.9%
Operating expenses	$3,394.4	29.2%	$86.9	$3,307.5	28.4%
Operating profit (loss)	$(37.3)	(0.3)%	$(86.9)	$49.6	0.4%
Net earnings (loss) available to common shareholders	$(81.7)	(0.7)%	$(42.4)	$(39.3)	(0.3)%

Diluted earnings (loss) per share	$(0.30)		$(0.16)	$(0.14)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q4 2011	Q4 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$179.7	$21.2
Net cash provided by (used in) investing activities	(49.7)	(85.9)
Net cash provided by (used in) financing activities	(1.3)	16.0
Effect of exchange rate changes on cash and cash equivalents	(10.7)	(2.5)

Net increase (decrease) in cash and cash equivalents	$118.0	$(51.2)

Free Cash Flow
Net cash provided by (used in) operating activities	$179.7	$21.2
Less: Capital expenditures	41.2	49.0

Free Cash Flow	$138.5	$(27.8)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$118.0	$(51.2)
Less: Net cash provided by (used in) financing activities	(1.3)	16.0

Cash Flow Before Financing Activities	$119.3	$(67.2)

	YTD 2011	YTD 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$199.7	$203.1
Net cash provided by (used in) investing activities	(157.2)	(191.5)
Net cash provided by (used in) financing activities	(98.6)	(30.9)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(13.1)

Net increase (decrease) in cash and cash equivalents	$(56.8)	$(32.4)

Free Cash Flow
Net cash provided by (used in) operating activities	$199.7	$203.1
Less: Capital expenditures	130.3	169.5

Free Cash Flow	$69.4	$33.6

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(56.8)	$(32.4)
Less: Net cash provided by (used in) financing activities	(98.6)	(30.9)

Cash Flow Before Financing Activities	$41.8	$(1.5)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Fourth quarter		Year-to-Date
(Dollars in millions)	2011	2010	2011	2010
Sales	$1,236.8	$1,234.3	$4,870.2	$4,962.8
% change	—%	(2)%	(2)%	(3)%
Division operating profit	$32.4	$16.2	$134.8	$127.5
% of sales	2.6%	1.3%	2.8%	2.6%

North American Business Solutions Division

	Fourth quarter		Year-to-Date
(Dollars in millions)	2011	2010	2011	2010
Sales	$831.5	$797.8	$3,262.0	$3,290.4
% change	4%	(3)%	(1)%	(6)%
Division operating profit	$44.7	$37.1	$145.1	$96.5
% of sales	5.4%	4.7%	4.4%	2.9%

International Division

	Fourth quarter		Year-to-Date
(Dollars in millions)	2011	2010	2011	2010
Sales	$901.4	$929.9	$3,357.4	$3,379.8
% change	(3)%	(5)%	(1)%	(5)%
% change in constant currency	(3)%	—%	(5)%	(2)%
Division operating profit	$33.0	$20.6	$92.9	$110.8
% of sales	3.7%	2.2%	2.8%	3.3%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31, 2011	December 26, 2010	December 31, 2011	December 26, 2010
Store Statistics

United States and Canada:
Store count:
Stores opened	1	3	9	17
Stores closed	2	6	25	22
Stores relocated	6	4	15	6
Total U.S. and Canada stores	1,131	1,147	1,131	1,147

North American Retail Division square footage:	26,556,126	27,559,184
Average square footage per NAR store	23,480	24,027
International Division company-owned:
Store count:
Stores opened	—	1	3	1
Stores closed	1	45	9	47
Stores acquired	—	—	40	—
Total International company-owned stores	131	97	131	97